SCHEDULE 1

Funds Portfolio Manager(s)

BNY Mellon ETF Trust

BNY Mellon Global Infrastructure Income ETF

BNY Mellon Women's Opportunities ETF

BNY Mellon Innovators ETF

BNY Mellon ETF Trust II

BNY Mellon Dynamic Value ETF

BNY Mellon Enhanced Dividend and Income ETF1

1 This schedule is revised effective as of June 16, 2025 to reflect the addition of BNY Mellon Enhanced Dividend and Income ETF.